As filed with the Securities and Exchange Commission on September 24, 2024
Registration No. 333-280095

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 3 TO
FORM F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCHMID Group N.V.
(Exact name of Registrant as specified in its charter)
The Netherlands (State or other jurisdiction of incorporation or organization)	3823 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)
Robert-Bosch-Str. 32-36,
72250
Freudenstadt, Germany
Tel: +49 7441 538 0
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Tel: 1 (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications
sent to agent for service, should be sent to:
Axel Wittmann
George Hacket
Junghofstrasse 14
60311 Frankfurt, Germany
+49 (69) 7199 1528
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company   ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act .   ☐
†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II
Information Not Required in Prospectus
Indemnification of Directors and Officers
Under Dutch law, directors of a Dutch public company may be held jointly and severally liable to the Company for damages in the event of improper performance of their duties. In addition, directors may be held liable to third parties for any actions that may give rise to a tort. This applies equally to our non-executive directors and executive directors.
To the extent permissible by law, the Company will indemnify and agrees to defend and hold harmless each (current or former) director and each (current or former) officer (procuratiehouder), against any liabilities, claims, judgments, fines and penalties (“Claims”) incurred by the Indemnified Person as a result of any threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each: a “Legal Action”), brought by any party other than the Company or a group company (groepsmaatschappij) thereof, in relation to acts or omissions in or related to his capacity as an Indemnified Person. Claims will include derivative actions brought on behalf of the Company or a group company (groepsmaatschappij) thereof or their respective equity holders or creditors against the Indemnified Person and Claims by the Company or a group company (groepsmaatschappij) thereof or their respective equity holders or creditors for reimbursement for Claims by third parties on the ground that any such Indemnified Person was jointly liable to that third party in addition to the Company or a group company (groepsmaatschappij) thereof or their respective equity holders or creditors.
The Indemnified Person will not be indemnified with respect to Claims in so far as such Claims relate to fraud (bedrog) committed by such Indemnified Person, or if the Indemnified Person shall have been adjudged to be liable for wilful misconduct (opzet) or gross negligence (bewuste roekeloosheid), provided that such fraud (bedrog), wilful misconduct (opzet) or gross negligence (bewuste roekeloosheid), as the case may be, had been adjudicated to have been the direct and primary cause for the Claim for which indemnification hereunder is sought by a competent court with jurisdiction over the matter, in a final non-appealable judgment, order or decree.
Any expenses (including reasonable attorneys’ fees and litigation costs) (together the “Expenses”) incurred by the Indemnified Person in connection with any Legal Action, shall be reimbursed by the Company, but only upon receipt of a written undertaking by that Indemnified Person that he shall repay such advanced Expenses if a competent court with jurisdiction over the matter, in a final non-appealable judgment, order or decree, should determine that such Indemnified Person is not entitled to be indemnified hereunder in respect of such Legal Action. Expenses shall be deemed to include any tax liability that the Indemnified Person may incur as a result of his indemnification or reimbursement hereunder.
If a Legal Action against any Indemnified Person by the Company or a group company (groepsmaatschappij) thereof occurs, the Company will advance to the Indemnified Person his reasonable Expenses, but only upon receipt of a written undertaking by that Indemnified Person that he shall repay such Expenses in the event a competent court with jurisdiction over the matter, in a final non-appealable judgment, order or decree, should resolve the Legal Action in favour of the Company rather than the Indemnified Person.
Item 7.   Recent Sales of Unregistered Securities
Set forth below is information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities:
•
On April 30, 2024, at Closing of the Business Combination,

•
28,725,000 SCHMID shares and an additional 5,000,000 earn-out shares were issued to Anette Schmid, Christian Schmid and the Schmid Community of Heirs at €0.01 nominal value and in consideration contributed 100% of the Gebr. Schmid GmbH shares by transferring them to SCHMID;

•
SCHMID issued 1,406,361 shares to XJ Harbour HK Limited, in exchange for XJ Harbour HK Limited’s minority interest in SCHMID’s Chinese subsidiary, and will pay an additional €30 million in cash payments over a 455 day period after the closing of the Business Combination; and

•
SCHMID issued 756,964 shares to Pegasus Digital Mobility Sponsor LLC, the sponsor of Pegasus, as payment for approximately USD 8.6 million in liabilities which SCHMID assumed before the Closing by a debt assumption agreement between Pegasus, the Sponsor and SCHMID.

•
On July 9, 2024 87,565 Ordinary Shares were issued to Appleby on the basis of a non-redemption and investment agreement, which was signed on April 29, 2024 before the Closing of the Business Combination.

The foregoing securities issuances were made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder.
Item 8.   Exhibits and Financial Statement Schedules
(a)   The following exhibits are included or incorporated by reference in this registration statement on Form F-1:
Exhibit Index
Exhibit Number	Description
2.2	Warrant Agreement dated October 21, 2021 (incorporated by reference of Pegasus Digital Mobility Acquisition Corp.’s Current Report (File No. 001-40945) on Form 8-K filed with the SEC on October 26, 2021)
2.3	Warrant Assignment, Assumption and Amendment Agreement between Continental Stock Transfer & Trust Company, SCHMID Group N.V. and Pegasus Digital Mobility Acquisition Corp (incorporated by reference to Exhibit 2.3 to the Annual Report Form 20-F (File No. 001-42040), filed with the SEC on May 15, 2024).
3.1	Articles of Association of Schmid Group N.V. as of April 30, 2024 (incorporated by reference to Exhibit 1.1 to the Annual Report Form 20-F (File No. 001-42040), filed with the SEC on May 15, 2024).
4.1	Business Combination Agreement, dated as of May 31, 2023, by and among Pegasus Digital Mobility Acquisition Corp., Gebr. Schmid GmbH, Pegasus TopCo B.V. (future SCHMID Group N.V.), and Pegasus MergerSub Corp. (incorporated by reference to Exhibit 2.1 to the Issuer’s Registration Statement on Form F-4 (Reg. No. 333-274701), filed with the SEC on March 25, 2024).
4.2	First Amendment to Business Combination Agreement, dated as of September 26, 2023 (incorporated by reference to Exhibit 2.2 to the Issuer’s Registration Statement on Form F-4 (Reg. No. 333-274701), filed with the SEC on March 25, 2024).
4.3	Second Amendment to Business Combination Agreement, dated as of January 29, 2024 (incorporated by reference to Exhibit 2.4 to the Issuer’s Registration Statement on Form F-4 (Reg. No. 333-274701), filed with the SEC on March 25, 2024).
4.4	Earn-out Agreement by and among TopCo, Pegasus and Anette Schmid and Christian Schmid dated January 29, 2024 (incorporated by reference to Exhibit 10.11 to the Issuer’s Registration Statement on Form F-4 (Reg. No. 333-274701), filed with the SEC on March 25, 2024).
4.5	Registration Rights Agreement by and among SCHMID Group N.V., Pegasus Digital Mobility Acquisition Corp., Pegasus Digital Mobility Sponsor LLC, Christian Schmid, and Anette Schmid, dated as of April 30, 2024 (incorporated by reference to Exhibit 4.5 to the Annual Report Form 20-F (File No. 001-42040), filed with the SEC on May 15, 2024).

Exhibit Number	Description
4.6	Private Warrants Transfer Agreement by and among Pegasus Digital Mobility Sponsor LLC, Christian Schmid, and Anette Schmid, dated as of January 29, 2024 (incorporated by reference to Exhibit 10.9 to the Issuer’s Registration Statement on Form F-4 (Reg. No. 333-274701), filed with the SEC on March 25, 2024).
4.7	Warranty Agreement dated April 29, 2024 by and among Pegasus Digital Mobility Acquisition Corp., Gebr. Schmid GmbH, Pegasus TopCo B.V., Pegasus MergerSub Corp. and Validus/StratCap LLC (incorporated by reference to Exhibit 4.7 to the Annual Report Form 20-F (File No. 001-42040), filed with the SEC on May 15, 2024).
4.8	Shareholders’ Undertaking, dated as of May 31, 2023, by and among Pegasus Digital Mobility Acquisition Corp., Anette Schmid, and Christian Schmid (incorporated by reference to Exhibit 10.3 to the Issuer’s Registration Statement on Form F-4 (Reg. No. 333-274701), filed with the SEC on March 25, 2024).
4.9	First Amendment to the Shareholders’ Undertaking dated January 29, 2024 (incorporated by reference to Exhibit 10.12 to the Issuer’s Registration Statement on Form F-4 (Reg. No. 333-274701), filed with the SEC on March 25, 2024).
4.10	Private Warrants Undertaking Agreement dated as of January 29, 2024, by and among Pegasus Digital Mobility Acquisition Corp., Pegasus Digital Mobility Sponsor LLC, Gebr. Schmid GmbH, Anette Schmid, and Christian Schmid among others (incorporated by reference to Exhibit 10.10 to the Issuer’s Registration Statement on Form F-4 (Reg. No. 333-274701), filed with the SEC on March 25, 2024).
4.11	Company Lock Up Agreement, dated May 31, 2023, by and among Pegasus TopCo B.V., Pegasus Digital Mobility Acquisition Corp., Gebr. Schmid GmbH, and Christian and Anette Schmid (incorporated by reference to Exhibit 10.4 to the Issuer’s Registration Statement on Form F-4 (Reg. No. 333-274701), filed with the SEC on March 25, 2024).
4.12	Sponsor non-redemption and investment agreement dated April 26, 2024, by and among Pegasus Digital Mobility Sponsor LLC, Pegasus TopCo B.V. and Pegasus Digital Mobilitiy Acquisition Corp (incorporated by reference to Exhibit 4.12 to the Annual Report Form 20-F (File No. 001-42040), filed with the SEC on May 15, 2024).
4.13	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 2.1 to the Annual Report Form 20-F (File No. 001-42040), filed with the SEC on May 15, 2024).
5.1	Opinion of Clifford Chance LLP regarding (i) valid issue, (ii) paying up and (iii) non-assessability of SCHMID Group N.V. shares
5.2	Opinion of Clifford Chance PmbB regarding the warrants of SCHMID Group N.V. and the warrant agreement
21.1	List of Subsidiaries of SCHMID Group N.V. (incorprated by reference to Exhibit 8.1 to the Annual Report Form 20-F, (File No. 001-42040) filed with the SEC on May 15, 2024).
23.1*	Consent of BDO USA, P.C., independent registered accounting firm of Pegasus Digital Mobility Acquisition Corp.
23.2*	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft independent registered public accounting firm of Gebr. Schmid GmbH.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

Exhibit Number	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table.

*
Previously filed

Item 9.   Undertakings
(a)   The undersigned registrant hereby undertakes:
(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that: Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)   That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a posteffective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)   That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)   If the registrant is relying on Rule 430B:
(A)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)   If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)   The undersigned registrant hereby undertakes:
(1)   That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Freudenstadt, Germany, on September 24, 2024.
SCHMID Group N.V.
By:
/s/ Julia Natterer

Name:
Julia Natterer

Title:
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Capacity	Date
/s/ Julia Natterer	Chief Financial Officer	September 24, 2024
/s/ Christian Schmid	Chief Executive Officer and Executive Director	September 24, 2024
/s/ Prof. Dr. Sir Ralf Speth	Chairman, Non-executive Director	September 24, 2024
/s/ Anette Schmid	Non-executive Director	September 24, 2024
/s/ Dr. Stefan Berger	Non-executive Director	September 24, 2024

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of SCHMID Group N.V., has signed this registration statement in the City of New York, State of New York, on September 24, 2024.
By:
/s/ Colleen A. De Vries

Name:
Colleen A. De Vries

Title:
Senior Vice President on behalf of Cogency Global Inc.